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                                                                       Exhibit 1



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 14 to the Registration Statement on Form N-1A (File No. 33-78408) of our report dated October 18, 2000 relating to the financial statements and financial highlights appearing in the August 31, 2000 Annual Report to the Shareholders of the LEADER Growth & Income Fund, LEADER Intermediate Government Bond Fund, LEADER Tax-Exempt Bond Fund, and LEADER Money Market Fund (separate portfolios constituting the LEADER Mutual Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to our Firm under the captions "Financial Highlights" in the Prospectuses and "Independent Accountants" in the Statements of Additional Information.

                                        PricewaterhouseCoopers LLP





Columbus, Ohio
December 22, 2000